EXHIBIT INDEX

Exhibit No.	Description
99.1	Notice to Limited Partners dated April 20, 2005.

EXHIBIT 99.1

NOTICE TO LIMITED PARTNERS DATED APRIL 20, 2005

Dear NTS Realty Holdings Limited Partnership Investor:

        On April 11, 2005, we learned of an offer by MacKenzie Patterson Fuller, Inc. and its affiliates, MPF Income 21, LLC, MP Value Fund 6, LLC, MacKenzie Patterson Special Fund 7, LLC, MPF Special Fund 8, LLC and Moraga Gold, LLC (collectively, “MacKenzie Patterson”), to purchase your limited partnership units (the “Units”) in NTS Realty Holdings Limited Partnership (“NTS Realty”) for cash in the amount of $5.50 per Unit, less a transfer fee ranging between $10 and $75. In addition, MacKenzie Patterson will reduce its purchase price by the amount of any distribution made to a seller by NTS Realty after January 31, 2005. This offer, known as a “mini-tender,” is structured to avoid the filing, disclosure and procedural requirements designed to protect investors such as yourself. As the Managing General Partner of NTS Realty, we are responsible for ensuring that you receive the material facts necessary for you to make an informed investment decision. For the reasons set forth below, we recommend that you reject the offer.

        On April 14, 2005, NTS Realty announced that its Managing General Partner’s board of directors approved a quarterly distribution of $0.10 per Unit to limited partners of record on April 27, 2005. The distribution will be paid on May 13, 2005. If you accept MacKenzie Patterson’s offer, MacKenzie Patterson will reduce the amount it pays for your Units by the amount of NTS Realty’s distribution that is payable to you.

        In addition to its mini-tender offer letter, MacKenzie Patterson also included a letter dated April 8, 2005, with respect to our previous recommendation that you reject MacKenzie Patterson’s first mini-tender offer for NTS Realty’s Units. In this letter, MacKenzie Patterson speculates that we recommended that you reject MacKenzie Patterson’s offer because we are concerned about MacKenzie Patterson’s ability to buy a sufficient number of Units to control NTS Realty and replace NTS Realty’s management. This is wholly inaccurate. Affiliates of the Managing General Partner own approximately 56% of NTS Realty’s Units; therefore, MacKenzie Patterson will not be in control of NTS Realty regardless of the number of Units it purchases in its mini-tender offers. Further, based on our affiliates’ significant ownership of NTS Realty’s Units, we believe that the economic interests of NTS Realty’s limited partners are aligned with the interests of our affiliates.

        MacKenzie Patterson also states in its list of frequently asked questions and in the “Assignment Form” included with its mini-tender offer that, for a fee of $10, MacKenzie Patterson will obtain a Medallion Signature Guarantee for you. We believe that any Medallion Signature Guarantee obtained in this manner is improper and invalid. Medallion Signature Guarantees are governed by the Uniform Commercial Code.

Pursuant to the relevant section of the Uniform Commercial Code, any person guaranteeing a signature warrants that, at the time of signing: (1) the signature was genuine; (2) the signatory was an appropriate person to sign; and (3) the signatory had legal capacity to sign. As a result, we believe that any Medallion Signature Guarantee must be obtained in person at the time of the signing. We do not believe that a “guarantor” of a signature could warrant any of the foregoing without actually witnessing the signing and meeting the signatory.

        We also believe that MacKenzie Patterson has failed to provide you with certain important procedural safeguards associated with tender offers for which filings are required by the SEC. As the Managing General Partner, it is our duty to inform you of this information. Specifically, if you tender to MacKenzie Patterson, you do not have the right to withdraw your Units. The offer only may be rescinded by MacKenzie Patterson if NTS Realty has a material change during the offering period. Under SEC rules applicable to tender offers, you would be able to withdraw at any time until closing of the tender. Also, MacKenzie Patterson’s offer is structured to make you decide quickly without potentially adequate time to consider all of the facts because it does not have any provision requiring pro rata treatment if limited partners tender more Units than MacKenzie Patterson desires to purchase. MacKenzie Patterson’s offer indicates that “The Units will be purchased on a first-come, first-buy basis” and that MacKenzie Patterson is willing to purchase up to approximately 3.4% of the outstanding Units. Under SEC rules applicable to tender offers, MacKenzie Patterson would be required to accept tenders on a pro rata basis.

        Importantly, please note that MacKenzie Patterson’s Assignment Form contains qualifications and contingencies that you should carefully read before you make any decision. For these and other reasons, we recommend that you not accept MacKenzie Patterson’s offer. You should also consult a publication of the U.S. Securities and Exchange Commission entitled “Mini-Tender Offers: Tips for Investors,” which is available on the SEC’s website at www.sec.gov/investor/pubs/minitend.htm. If you decide to tender and MacKenzie Patterson accepts, we will only accept a request for a transfer as long as SEC rules and regulations, including the above guidelines, are followed and the transfer complies with our bylaws.

Forward Looking Information

        This notice may contain forward-looking statements involving risks and uncertainties. Statements in this filing that are not historical, including statements regarding intentions, beliefs, expectations, representations, plans or predictions of the future, constitute forward-looking statements. For a discussion of some of these potential risks and uncertainties, please refer to NTS Realty’s registration statement on Form S-4, as well as the annual and quarterly reports filed by NTS Realty with the Securities and Exchange Commission. We do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

        If you have any questions or would like additional information, please call 800-928-1492, extension 544.

Sincerely, /s/ Brian F. Lavin

Brian F. Lavin President of NTS Realty Capital, Inc.

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